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                                                                       Exhibit 9

                                                             David R. Carmichael
                                                           Senior Vice President
                                                                 General Counsel
                                                                  Law Department
                                                        (949) 219-3326 Telephone
                                                         (949) 219-306 Facsimile
                                                     dcarmichael@pacificlife.com
                                                     ---------------------------

July 31, 2003

Pacific Life & Annuity Company
700 Newport Center Drive
Newport Beach, CA  92660

Dear Sirs:

In my capacity as Senior Vice President and General Counsel of Pacific Life & Annuity Company ("PL&A") I, or attorneys employed by PL&A under my general supervision, have supervised the establishment of Separate Account A of Pacific Life & Annuity Company on September 24, 1998, which has been authorized by resolutions of the Board of Directors of PL&A adopted July 1, 1998, concerning Separate Account A as the separate account for assets applicable to Pacific Value Individual Flexible Premium Deferred Variable Annuity Contracts ("Contracts"), pursuant to the provisions of A.R.S. Section (s) 20-2632, 20-651, 20-515, and 20-536.01 of the Insurance Code of the State of Arizona. Moreover, I have been associated with the preparation of the Registration Statement on Form N-4 ("Registration Statement") filed by PL&A and Separate Account A (File No. 811-09203) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of interests in the Separate Account A funding the Contracts.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

     1. PL&A has been duly organized under the laws of the State of Arizona and is a validly existing corporation.

     2. Separate Account A is duly created and validly existing as a separate account, pursuant to the aforesaid provisions of Arizona law.

     3. The portion of the assets to be held in Pacific Separate Account A equal to the reserves and other liabilities under the Contracts and any other Contracts issued by PL&A that are supported by Separate Account A is not chargeable with liabilities arising out of any other business PL&A may conduct.

     4. The Contracts have been duly authorized by PL&A and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of PL&A, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



David R. Carmichael
Senior Vice President and
General Counsel

DRC/evm